Exhibit 4.19

Business Sale Agreement

Abbotly Technologies Pty Limited

ABN 36 001 828 011

Smartcool International Inc.

June 2006 Ref: V5

CONTENTS

1.	INTERPRETATION		1

	1.1	Definitions	1
	1.2	Rules of interpreting this document	7
	1.3	Business Days	8
	1.4	Multiple parties	8

2.	AGREEMENT TO SELL AND BUY THE BUSINESS		8

	2.1	Sale and purchase	8
	2.2	Liabilities of Seller excluded from the sale	8

3.	CONDUCT OF THE BUSINESS UNTIL COMPLETION and closing conditions		9

	3.1	Seller’s conduct of Business	9
	3.2	Closing Conditions	9

4.	COMPLETION		10

	4.1	Time and place for Completion	10
	4.2	What the Seller must do on Completion	10
	4.3	What documents the Seller must sign and give to the Buyer on Completion	10
	4.4	What further documents the Seller must give the Buyer on Completion	10
	4.5	What the Buyer must pay	11
	4.6	What the Buyer must do on Completion	12
	4.7	Title, property, risk and profits of the Business	12
	4.8	Access to records for Seller after Completion	13
	4.9	Buyer’s rights relating to original and copied records of Seller	13
	4.10	Payment for Inventory and Spaces if not paid for on Completion	14

5.	post-closing covenants		14

	5.1	Change and Use of Name.	14

6.	EMPLOYEES		14

	6.1	No employees	14

7	SELLER’S WARRANTIES		14

	7.1	Seller’s Warranties	14
	7.2	Exceptions to Warranties	14
	7.3	Disclosure is general	15
	7.4	No further Warranties	15
	7.5	Exclusion of implied obligations	15

	7.6	Waiver of statutory rights	15
	7.7	Quality of information	16
	7.8	No liabilities if loss is otherwise compensation for	16
	7.9	Mitigation of loses	16
	7.10	Warranties are personal	17
	7.11	Threshold for Claims	17
	7.12	Cap on Claims	17
	7.13	Time limits for bringing Claims	17
	7.14	Repayments	17
	7.15	Information for insurer of Seller	18
	7.16	Preservation of records for Buyer Claims	18
	7.17	Liability of Seller to Buyer	18
	7.18	Termination by Buyer	18

8	WARRANTIES OF THE BUYER		18

	8.1	Buyer’s warranties	18
	8.2	Reliance on Buyer’s representations and warranties	18

9.	NON-COMPETION		19

	9.1	Non-competition undertaking	19
	9.2	Permitted Involvement	19
	9.3	Restraints cumulative	19
	9.4	Restrains reasonable	19
	9.5	Benefit of the restraint	19
	9.6	Remedies	20

10	CONFIDENTIALITY AND ANNOUNCEMENT		20

	10.1	Obligations of confidentiality	20
	10.2	Exceptions to obligations of confidentiality	20
	10.3	Security of Confidential Information	21
	10.4	Privacy	21
	10.5	Survival of obligations	21
	10.6	Confidentiality of this document and announcements	21

11.	GST		22

	11.1	Buyer’s Warranties in relation to GST	22
	11.2	No GST Payable	22
	11.3	Buyer to Pay GST	22
	11.4	Challenging any adverse GST assessment	22

12	COSTS AND STAMP DUTY		23

	12.1	Costs generally	23
	12.2	Stamp duty	23
	12.3	Costs of consents	23

13.	NOT USED		23

14.	NOTICES		23
	14.1	How to give a notice	23
	14.2	When a notice is given	24
	14.3	Address for notices	24

15.	AMENDMENT AND ASSIGNMENT		25

	15.1	Amendment	25
	15.2	Assignment	25

16.	GENERAL		25

	16.1	Governing law	25
	16.2	Giving effect to this document	25
	16.3	Waiver of rights	25
	16.4	Operation of this document	25
	16.5	GST on claims and expenses	26
	16.6	No merger	26
	16.7	Counterparts	26
	16.8	Attorneys	26

Schedule

1	PURCHASE PRICE ALLOCATION		27
2	SELLER’S DISCLOSURES		28
3	SELLER’S WARRANTIES		29
4	BUYER’S REPRESENTATIONS AND WARRANTIES		38
5	LICENCE AGREMENTS		40
6	INTELLECTUAL PROPERTY		41
8	INVENTORY AND SPARES		43
9	DESCRIPTION OF BUSINESS		44
10	DESCRIPTION OF PRODUCT		45

BUSINESS SALE AGREEMENT

DATE

June 26, 2006

PARTIES

ABBOTLY TECHNOLOGIES PTY LIMITED ABN 36 001 828 011  C/- Walker Vidler & Co, 491 Kent Street, Sydney, New South Wales, Australia (Seller)

SMARTCOOL INTERNATIONAL INC. of c/o Bayshore Bank & Trust (Barbados) Corporation, Lauriston House, Lower Collymore Rock Drive P.O. Box 1132, Bridgetown, Barbados (Buyer)

RECITALS

A.

The Seller carries on the Business using the Assets.

B.

The Buyer wishes to buy the Business of the Seller.

C.

Smartcool Systems Inc. (the " Guarantor") and the Seller entered into the first MOU on 14 January 2005, as amended from time to time, which set a purchase price for the purchase of the business and set out the terms and conditions upon which the Guarantor was entitled to conduct a due diligence of the Business and the Assets which the Guarantor has completed.  The Guarantor and the Seller entered into a further MOU on 17 May 2006, setting a revised purchase price for the purchase of the business and a closing date of 30 June 2006.

D.

Pursuant to the first MOU mentioned above, the  Guarantor paid a non-refundable deposit of $105,000.

E.

Under the MOU, the Guarantor reserves the right to assign the benefit of the MOU to a wholly owned subsidiary, and has nominated the Buyer, which is a wholly owned subsidiary of the Guarantor.  The Seller and the Buyer wish to enter this Agreement for the sale of the Business and Assets at the request of the Guarantor and upon the terms and conditions herein contained.

OPERATIVE PROVISIONS

1.

INTERPRETATION

1.1

Definitions

The following definitions apply in this document.

Assets means all properties and assets of the Seller of every kind and description (whether real, personal, mixed, tangible or intangible) relating to the Business wherever located, including, without limitation, each of the following assets of the Business:

(a)

goodwill of the Business;

(b)

Inventory and Spares (to be paid for separately under Clause 4.5 and Clause 4.10);

1

(c)

IP and Computer Software;

(d)

Rights, title, interests and obligations of the Seller in and under each Contract; and

(e)

any other documents and records that clause 4.4 requires the Seller to give to the Buyer on Completion,

but does not include any Excluded Asset.

"Audited Financial Statements" means the audited financial statements, together with the notes thereto, for the Seller, consisting of statements of operations and retained earnings and cash flow for the period ending on, and balance sheet as at June 30, 2005, a copy of each of which is included in Schedule 2;

Authorisation means:

(a)

an approval, authorisation, consent, declaration, exemption, permit, licence, notarisation or waiver, however it is described, and including any condition attached to it; and

(b)

in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken,

including any renewal or amendment.

"Books and Records" means all files, ledgers and correspondence, all supplier lists, all manuals, reports, texts, notes, data, specifications, memoranda, invoices, receipts, accounts, accounting records and books, financial statements, financial working papers and all other records and documents of any nature or kind whatsoever, including, without limitation, those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage including, without limitation, any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not (and all software, passwords and other information and means of or for access thereto), belonging to the Seller and relating to the Business or any of the Assets, and specifically includes a complete list of all express written warranties given to purchasers of Products in connection with the Business and warranties of Products that are still in effect on Completion, provided that the Books and Records specifically excludes (i) the corporate minute book of the Seller, (ii) any document or record not in the possession or control of the Seller on the Closing Date, (iii) any document or record which the Seller is obliged by law to retain, and (iv) any document or record that the Seller has provided to the Buyer prior to the Closing Date.

Business means the business of the Seller in relation to the design, manufacture, and distribution of energy saving modules and devices, as more particularly described in Schedule 9, including distribution of the Products and (except where the context otherwise requires) also means all of the Assets.

2.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney.

Buyer Claim means a Claim by the Buyer or by any other person against the Seller:

(a)

under any provision of this document (except clauses 3.1, 4.2, 4.3, 4.4, 4.7, 9 and 10) or of any other document entered into pursuant to it (such as under a Warranty or under an indemnity); or

(b)

of any kind (for example, on a representation, in tort, for negligence, under a statutory provision or under a contractual term implied by statute) in connection with or relating to the Assets or the Business or this document or the transaction it records.

Claim means a claim, action, proceeding or demand made against the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

Completion means completion of the sale and purchase of the Business under clause 4.

Completion Date means 30 June 2006 or any other date the Seller and the Buyer agree on in writing before 30 June 2006.

"Computer Software" means all the computer software, including, without limitation, application software, object codes and source codes, used by the Seller in the Business, including, without limitation, the software and codes described in Schedule 6 and any software required to operate the Products.

Confidential Information means any written or oral information that is taken by any provision of this document to be Confidential Information, or that the Discloser makes the Recipient aware is considered by the Discloser to be confidential and proprietary, and includes all information that is personal information for the purposes of the Privacy Act 1988 (Cth), but does not include information which the Recipient can establish:

(a)

was in the public domain when it was given to the Recipient;

(b)

becomes, after being given to the Recipient, part of the public domain, except through disclosure contrary to this document;

(c)

was in the Recipient's possession when it was given to the Recipient and had not been acquired in some other way (directly or indirectly) from the Discloser; or

3.

(d)

was lawfully received from another person who had the unrestricted legal right to disclose that information free from any obligation to keep it confidential.

Contract means each Licence Agreement and all contracts, agreements, leases, commitments, engagements, indentures, instruments and other transactions which are material (as defined in Section 3.1 of Schedule 3) and to which the Seller is a party, by which the Seller is bound or under which the Seller is entitled to any benefits..

Corporations Act means the Corporations Act 2001 (Cth).

Defend includes avoid, dispute, resist, mitigate, settle, compromise, defend or appeal.

Deposit means the sum of $105,000.

Discloser means the party giving Confidential Information to a Recipient.

Encumbrance means:

(a)

a mortgage, charge, pledge, lien or hypothecation; or

(b)

any third party interest (for example, a trust or an equity).

Excluded Asset means any of the following which would otherwise be an Asset:

(a)

any Trade Debtor;

(b)

any receivable other than a Trade Debtor;

(c)

any cash and/or bank deposits of the Business;

(d)

any employment contract of any person (including an Employee);

(e)

any insurance policy or insurance claim;

(f)

leases of office premises;

(g)

office equipment;

(h)

office furniture;

(i)

telephones;

(j)

computers;

(k)

printers;

(l)

fax machines;

(m)

photocopiers; and

(n)

any document or record which the Seller is obliged by law to retain.

4.

Government Agency means:

(a)

a government or government department or other body;

(b)

a governmental, semi-governmental or judicial person; or

(c)

a person (whether autonomous or not) who is charged with the administration of a law.

GST means the same as in the GST Law.

GST Law means the same as "GST law" means in the A New Tax System (Goods & Services Tax) Act 1999.

Insolvency Event means, for a person, being in liquidation or provisional liquidation or under administration, having a controller (as defined in the Corporations Act) or analogous person appointed to it or any of its property, being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand, being unable to pay its debts or otherwise insolvent, dying, ceasing to be of full legal capacity or otherwise becoming incapable of managing its own affairs for any reason, the taking of any step that could result in the person becoming an insolvent under administration (as defined in section 9 of the Corporations Act), entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event.

Inventory means the unsold devices, spare parts, spares and all existing equipment used in connection with the Business at the Completion Date in accordance with the price list to be provided by the Seller to the Buyer, as set out in Schedule 8.

Inventory and Spares means the items described in schedule 8.

IP means means all rights, title, interest and benefit of the Seller in and to intellectual property of every nature, anywhere in the world, whether registered or unregistered, including, without limitation, all copyrights, patents, patent rights, trade-marks, certification marks and industrial designs, applications for any of the foregoing, trade names, brand names, business names, trade secrets, proprietary manufacturing information and know-how, instruction manuals, inventions, inventors’ notes, research data, unpatented blue prints, drawings and designs, formulae, calculations, processes, prototypes, technology and marketing rights, that is owned by the Seller or used in connection with the Business, Products and Assets, including without limitation, the intellectual property which is listed in 6.

Licence Agreement means each licence agreement set out in Schedule 5.

Licencee means the contracting party or parties to the relevant Licence Agreement, other than the Seller.

Loss means a damage, loss, cost, expense or liability incurred by the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

5.

MOU means the Memorandums of Understanding between the Guarantor and the Seller , as amended from time to time and as more particularly described in Recital C.

Products means the energy savings devices developed and manufactured by the Seller in connection with the Business, and as more particularly described in Schedule 10.

Purchase Price means the amount (exclusive of GST) set out in schedule 1 allocated among the Assets as set out in schedule 1.

Recipient means the party to whom Confidential Information is given.

Restraint Area means:

(a)

Australia;

(b)

Canada;

(c)

Thailand;

(d)

United Kingdom; or

(e)

United States of America.

Restrained Business means any business involved in the design, manufacture or distribution of energy savings devices which competes with the Business as at the Completion Date.

Restraint Period means 3 years after Completion;

Restrained Persons means the Seller and each of the shareholders and directors of the Seller.

Tax means a tax, levy, duty, charge, deduction or withholding, however it is described, that is imposed by law or by a Government Agency, together with any related interest, penalty, fine or other charge.

Tax Act means the Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997, jointly, as applicable.

Trade Debtor means each amount owing to the Seller from a debtor as at Completion for goods or services supplied to the debtor by the Seller in conducting the Business.

Trade Marks means all logos, symbols, trade marks, whether registered or unregistered, and all associated goodwill listed in Schedule 6.

Transfer Date means the Date of Completion or such earlier date as is agreed between the parties.

Warranty means each warranty of the Seller referred to in clause 7 and set out in 3.

6.

1.2

Rules for interpreting this document

Headings and catchwords are for convenience only, and do not affect interpretation.  The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)

A reference to:

(i)

(legislation) legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)

(documents/agreements) a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)

(persons) a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(iv)

(parts of things) anything (including a right, obligation or concept) includes each part of it.

(b)

(number) A singular word includes the plural, and vice versa.

(c)

(gender) A word which suggests one gender includes the other genders.

(d)

(parts of speech) If a word is defined, another part of speech has a corresponding meaning.

(e)

(examples) If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)

The words subsidiary, holding company, related body corporate and substantial holder have the same meanings as in the Corporations Act.

(g)

A reference to dollars or $ is to an amount in Australian currency.

(h)

A reference to a superannuation fund, scheme, benefit or contribution includes any pension, retirement, provident or similar fund, scheme, benefit or contribution.

(i)

(this document) A reference to this document includes the agreement recorded by this document.

(j)

A reference to a matter being to the knowledge of a person means that the matter is to the best of the actual knowledge of the chief executive officer, chief financial officer, or directors of that person.

7.

(k)

(GST wording) Words defined in the GST Law have the same meaning in clauses concerning GST.

(l)

The word applicable when used of a law is used to refer to any relevant law (including any subordinate or delegated legislation or statutory instrument of any kind) of a jurisdiction in or out of Australia, and also to any relevant judgment, order, policy, guideline, official directive or request (even if it does not have the force of law) of any Government Agency or regulatory body, such as a stock exchange, within or outside Australia.

1.3

Business Days

If the day on or by which a person must do something under this document is not a Business Day:

(a)

if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)

in any other case, the person must do it on or by the previous Business Day.

1.4

Multiple parties

If a party to this document is made up of more than one person, or a term is used in this document to refer to more than one party:

(a)

an obligation of those persons is joint and several;

(b)

a right of those persons is held by each of them severally; and

(c)

any other reference to that party or term is a reference to each of those persons separately, so that (for example) a representation, warranty or undertaking is given by each of them separately.

2.

AGREEMENT TO SELL AND BUY THE BUSINESS

2.1

Sale and purchase

The Seller agrees to sell the Business to the Buyer free and clear from any Encumbrance and the Buyer agrees to buy the Business from the Seller for the Purchase Price on the terms of this document.

2.2

Liabilities of Seller excluded from the sale

The Buyer assumes no liability of the Seller in connection with the Seller's conduct of the Business or use of the Assets, or in connection with any act or omission of the Seller in relation to the Business or the Assets, including without limitation any amounts owing by the Seller up to and including the Completion Date under any Contracts.

8.

3.

CONDUCT OF THE BUSINESS UNTIL COMPLETION AND CLOSING CONDITIONS

3.1

Seller's conduct of Business

(a)

Subject to clause 3.1 (b), until Completion, the Seller must carry on the activities of the Business in the usual way having regard to:

(i)

the nature of the Business and past practice.

(b)

The Seller:

(i)

has no obligation to design, produce or wholesale any Products after the date of Completion;

(ii)

may dispose of finished goods Inventory produced by the Business up to the Completion Date pursuant to the Contracts in the ordinary course of business consistent with past practice;

(iii)

shall use all reasonable efforts to preserve the Assets intact and maintain the Assets in accordance with standard industry practice;

(iv)

shall not allow any of the Assets to become subject to any Encumbrance;

(v)

shall not sell, lease, license, transfer or otherwise dispose of, or agree to sell, lease, license, transfer or otherwise dispose of, any of the Assets except in the ordinary course of the Business, consistent with past practice; and

(vi)

shall use all reasonable efforts to maintain relations and goodwill with suppliers, customers and others having business relations with the Seller.

3.2

Closing Conditions

(a)

The obligation of the Buyer to complete the purchase of the Business and the Assets contemplated by this Agreement is subject to the fulfilment of the following conditions:

(i)

Representations and Warranties:  The representations and warranties of the Seller contained in this Agreement being true and correct on and as of the Completion Date with the same effect as though such representations and warranties had been made as of the Completion Date;

(ii)

Covenants:  All of the covenants and obligations of the Seller to be performed or observed on or before the Completion pursuant to this Agreement having been duly performed or observed;

9.

(iii)

Certificate:  There having been delivered to the Buyer a certificate of the Seller dated the Completion Date, executed by an authorized officer or director of the Seller, certifying that the representations and warranties made by the Seller in this Agreement are true and correct as at the Completion and that all covenants and obligations to be observed or performed by the Seller on or before the Completion pursuant to the terms of this Agreement have been duly observed and performed.

4.

COMPLETION

4.1

Time and place for Completion

Completion must take place on the Completion Date at the offices of Bayshore Bank & Trust (Barbados) Corporation, Lauriston House, Lower Collymore Rock Drive P.O. Box 1132, Bridgetown, Barbados  or such other place as the parties otherwise determine.

4.2

What the Seller must do on Completion

At Completion the Seller must give the Buyer free and clear from any Encumbrance:

(a)

title to the Business and to each Asset; and

(b)

effective possession and operational control of the Business.

4.3

What documents the Seller must sign and give to the Buyer on Completion

At Completion the Seller must give the Buyer, in a form previously approved by the Buyer (who must not unreasonably withhold or delay consent) and duly signed:

(a)

(IP transfers) to the extent that the IP requires a formal transfer, an effective transfer of each item of the IP including deeds of assignment;

(b)

a form of assignment of each of the Contracts as prepared by the Buyer and submitted beforehand to the Seller;

(c)

any consents required from third parties to the transactions and assignments contemplated herein;

(d)

any other document reasonably required by the Buyer.

4.4

What further documents the Seller must give the Buyer on Completion

As well as doing anything else this document requires the Seller to do on Completion, the Seller at Completion must give the Buyer:

(a)

(original Contracts) any original held by the Seller of any Contract;

10.

(b)

(IP title documents) certificates of registration for each Trade Mark and IP and any other documents held by the Seller (such as records showing who created any work in which there is copyright and on what terms) evidencing the title to any item of the IP (if any); and

(c)

(other records) all the Books and Records, including without limitation, any correspondence, customer lists, supplier details, pricing information, catalogues, promotional materials and marketing data relating to the Assets and in the possession of the Seller.

4.5

What the Buyer must pay

(a)

 On Completion

At Completion the Buyer must pay the initial payment of $1,000,000, together with the amount payable by the Buyer to the Seller for the Inventory and Spares.

(i)

(Seller direction) to the Seller, or as the Seller may direct by notice to the Buyer;

(ii)

(bank cheque) by bank cheque or in any other form the parties agree on in writing; and

(iii)

(sign and accept documents) accept all the documents and items which the Seller gives the Buyer under clauses 4.3 and 4.4, after signing any of those documents which require signing by the Buyer.

(b)

During the period after Completion

During the period after the Completion Date, the Buyer must pay by the dates specified* the following payments to the Seller, or as the Seller may direct by notice to the Buyer, by bank cheque or in any other form advised in writing, in accordance with the notice provisions set out in Article 14 of this Agreement, by the Seller or the nominee of the Seller  (previously nominated in writing by the Seller), including payment directly into a bank account of the Seller or the person or entity nominated by the Seller, by the due date for the relevant payment:

31 October 2006	$500,000
31 March 2007	$400,000
31 July 2007	$400,000
31 December 2007	$400,000
31 May 2008	$300,000 less the Deposit
* Should the profits earned by the Buyer permit, the Buyer will endeavour to complete payments of the amounts specified above by the earliest possible date.

11.

(c)

for the avoidance of doubt in relation to the times set out in Clause 4.5(b) hereof, the times are times in Sydney, Australia and the Buyer acknowledges that the five payments referred to  in Clause 4.5(b) shall all be made by close of business on the date stipulated in Clause 4.5(b) in Sydney, Australia.

(d)

any nomination made by the Seller to the Buyer under the provisions of Clause 4.5(b) as to the payments of subsequent instalments of the purchase price does not require any consent by either the Buyer or the Guarantor.

4.6

What the Buyer must do on Completion

(a)

At Completion the Buyer must deliver to Suellen McAlpin a consulting agreement between the Buyer and Suellen McAlpin, duly signed by the Buyer.  A draft of the proposed consultancy agreement shall be delivered by the Buyer to the Seller prior to completion so that the terms of the proposed consultancy agreement can be approved by Suellen McAlpin, acting reasonably, prior to settlement.

(b)

At Completion the Buyer must deliver to the Seller the following further documents in a form previously submitted to the Seller and approved by the Seller, acting reasonably:

(i)

a deed of guarantee by the Guarantor acknowledging the Guarantor guarantees all of the payments due by the Buyer to the Seller under the provisions of Clause 4.5(b);

(ii)

a charge from the Buyer to the Seller over all of the  IP which shall subsist until all the monies referred to in Clause 4.5(b) have been paid by the Buyer in full.

4.7

Title, property, risk and profits of the Business

Until Completion:

(a)

the title to, property in and risk of the Business remain solely with the Seller, but subject to clause 4.7A below they pass to the Buyer on and from Completion; and

(b)

the Seller is entitled to the takings and profits, and must bear all outgoings and expenses of the Business but on and from Completion, the Buyer is so entitled and must bear all outgoings and expenses of the Business.  None of the Trade Debtors of the Business shall pass to the Buyer and the Seller shall be entitled to receive payment for any invoices sent out to customers in relation to any jobs completed prior to Completion Date but not paid by the customer  until after the Completion Date.  Except for the foregoing payments for customer invoices that remain outstanding on the Completion Date, any monies received by the Buyer pursuant to any Contracts following the Completion Date shall be the sole property of, and retained by, the Buyer.

12.

4.7A

In the event that any payments are not made by the Buyer to the Seller in accordance with clause 4.5 of this Agreement, then the Seller shall elect to proceed with one (but not both) of the following remedies:

(a)

the title to the IP shall return to the Seller in accordance with the terms of the charge described under Section 4.6(b)(ii) and the Seller will also be entitled to retain all payments made by the Buyer to the Seller on account of the Purchase Price, provided that if the Seller so elects, the Buyer shall not be obliged to make any further payments on account of the Purchase Price; or

(b)

the Seller may seek recovery against the Buyer for the balance of the Purchase Price due hereunder,

provided further that the Buyer shall be entitled to retain any and all monies that the Buyer has received pursuant to the Contracts and that upon either title to the IP returning to the Seller under Section 4.7A(a) or the Seller recovering the balance of the Purchase Price from the Buyer under Section 4.7A(b), then all obligations secured by the charge described under Section 4.6(b)(ii) shall be, as regards to the Buyer, deemed to be performed.

4.8

Access to records for Seller after Completion

The Buyer must for 7 years from Completion keep on behalf of the Seller any original records of the Seller relating to the Business which the Seller has handed over to the Buyer on Completion, and if required by applicable laws, must:

(a)

(returnable) return any original records of the Seller promptly on demand by the Seller (but the Buyer may retain a copy of any record so returned);

(b)

(access, copies) give the Seller reasonable access to any of those records which the Buyer possesses; and

(c)

(facilities) under the supervision of the Buyer, give the Seller the reasonable use of any computer facilities included in the Assets needed to access any of those records that are computerised.

4.9

Buyer's rights relating to original and copied records of Seller

The Buyer may use, disclose or copy as needed for the ordinary conduct of the Business by the Buyer information from any original or copied records of the Seller relating to the Business which the Buyer possesses in accordance with this document.

13.

 4.10

Payment for Inventory and Spares if not paid for on Completion

Notwithstanding the provisions of clause 4.5, if the Seller gives the Buyer insufficient notice of the amount to be paid on Completion Date for the Inventory and Spares, the Buyer shall be entitled to pay for the Inventory and Spares subsequent to Completion within the next ten Business Days.  Payment shall be made by the Buyer directly into the bank account of the Seller as nominated in writing by the Seller, and in relation to payment under the provisions of this clause, time shall be of the essence.

5.

POST-CLOSING COVENANTS

5.1

Change and Use of Name.

The Seller agrees that within twenty (20) Business Days from the Completion Date, the Seller shall change its name and the names of any of its related bodies corporate that include the words "Abbotly" to names that do not include the words "Abbotly" or any part thereof or any similar words.  The Seller agrees that from and after the Completion Date neither the Seller nor any of its related bodies corporate will use the words "Abbotly", any other Trade Marks or any part thereof or any similar words.

6.

EMPLOYEES

6.1

No employees

The Buyer acknowledges that there are no employees of the Business who will be coming across to the Buyer on the Completion Date, unless otherwise agreed in writing between the Buyer and the Seller prior to Completion Date.

7.

SELLER'S WARRANTIES

7.1

Seller's Warranties

(a)

The Seller warrants that each Warranty is materially true and correct at the date of this document and at Completion, except that a Warranty which states it is made as at or on only one or some of those dates, is made only as at the date or dates stated in that Warranty.

(b)

Subject to the other provisions of this document, the Seller must indemnify the Buyer against any Loss or Claim incurred, made against or affecting the Buyer which is caused by or arises from any breach of a Warranty.

7.2

Exceptions to Warranties

The Warranties are not breached by, and each representation in the Warranties is qualified by:

14.

(a)

(deemed disclosures) anything which schedule 2 states is taken to have been disclosed to the Buyer;

(b)

(disclosed in this document) anything disclosed or referred to in schedule 2 or elsewhere in this document or in any annexure or exhibit to this document;

(c)

(actual knowledge) anything which the Buyer actually knows before entering this document;

(d)

(breaches discovered by Buyer) any breach of a Warranty which the Buyer itself, or any of its related bodies corporate or any of its or their officers, employees, agents or advisers discovers during the course of its investigations of the Business or any of the Assets prior to Completion and brings to the attention of the Seller and regardless of such known breach, the Buyer elects to complete this transaction;

(e)

 (due to law) except in relation to the warranties in paragraphs 1.4, 1.5, 1.6 and 4.3 of Schedule 3, anything which is a consequence of any applicable law; or

(f)

(changes in law) anything arising from any change after the date of this document in any Tax or in any applicable law or in its interpretation (whether or not with any retrospective effect).

7.3

Disclosure is general

Each disclosure in or taken to be made in schedule 2 is made in respect of any relevant Warranty even if the disclosure expressly refers to a particular Warranty.

7.4

No further Warranties

Except for the Warranties, the Seller makes no express or implied representation or warranty at all.

7.5

Exclusion of implied obligations

To the maximum extent permitted by law, every condition, warranty, term, provision, representation or undertaking (express, implied, written, oral, collateral, statutory or otherwise) except the Warranties is excluded.

7.6

Waiver of statutory rights

To the extent permitted by law, the Buyer:

(a)

(no statutory Claim on Seller) agrees not to make, and releases any right it may have to make, against the Seller any Claim based on Parts IVA or V (including sections 51A, 52 or 53) of the Trade Practices Act 1974 (Cth), or on any corresponding provision of any State or Territory legislation, or on a similar provision under any applicable law, for any act or omission concerning any Asset or the Business, or for any statement or representation about any of those things; and

15.

(b)

(no statutory Claim on Related Person) agrees with the Seller (on behalf of itself and as trustee for each Related Person) not to make, and releases any right it may have to make, any such Claim described in paragraph (a) against a Related Person.

7.7

Quality of information

The Buyer acknowledges to and agrees with the Seller that the discussions about the purchase of the Business and Assets and the provision of information relating to the Business were made by the Seller and accepted by the Buyer and each related body corporate of the Buyer, and this document is entered into, on the basis and condition that, except for the Seller and then only to the extent of the Warranties:

(a)

(information not warranted) neither the Seller nor any Related Person has made or makes any representation or warranty as to the accuracy or completeness of any information;

(b)

 (no Buyer remedy) in the absence of fraud (and then against the fraudulent person only), neither the Buyer nor any of its related bodies corporate has any right or remedy against the Seller or against any Related Person in relation to information, and cannot bring a Buyer Claim relating to information, except as expressly set out in this document; and

(c)

(due diligence) the provisions of this clause 7.7 specifically apply to all and any information provided by the Seller to the Buyer during the course of the due diligence of the Buyer in connection with the Business undertaken pursuant to the MOU.

7.8

No liability if loss is otherwise compensated for

The Buyer may only recover once for the same Loss, and cannot bring a Buyer Claim for an amount or Loss:

(a)

(already compensated) to the extent that the same amount or Loss has been recovered in another Buyer Claim, or is made good or is compensated for without cost to the Buyer;

(b)

(Tax benefits) to the extent of an amount equal to any Tax rebate, Tax credit, or reduction in present or future Tax received or receivable by the Buyer or by any of its related bodies corporate in respect of the amount or matter the subject of the Buyer Claim; or

(c)

 (Recovery Action) to the extent that the Buyer or any of its related bodies corporate is entitled to claim insurance proceeds for any part of that amount.

7.9

Mitigation of losses

The Buyer must take, and must ensure each of its related bodies corporate takes, all reasonable action to mitigate any loss suffered for which a Buyer Claim could be made.  Nothing in this document restricts or limits any general obligation at law to mitigate any loss or damage.

16.

7.10

Warranties are personal

(a)

(personal rights) The rights of the Buyer to make a Buyer Claim based on a Warranty are personal to the Buyer and may not be assigned to any other person.

(b)

(if Buyer onsells) Neither the Buyer nor a person deriving title from the Buyer can make a Buyer Claim based on a Warranty if the Buyer has after Completion ceased to own or ceased to control the Business, or has ceased to own any Asset to which the Buyer Claim relates.

7.11

Threshold for Claims

The Buyer cannot make any Buyer Claim:

(a)

for less than $25,000; and

(b)

unless and until the aggregate amount of all Claims of the Buyer that are otherwise permitted by this document  exceeds $25,000.

7.12

Cap on Claims

The liability of the Seller for Buyer Claims is limited to an amount equal to the Purchase Price.   This clause 7.12 operates to the fullest extent permitted by law.

7.13

Time limits for bringing Claims

This clause 7.13 operates to the fullest extent permitted by law.  The Buyer cannot make any Buyer Claim and the liability of the Seller for a Buyer Claim is absolutely barred, unless:

(a)

(notice of intention)during the period that the Seller exists, the Buyer gives to the Seller prompt notice of intention to make the Claim specifying in reasonable detail the matter which gives rise to the Claim, the nature of the Claim, the amount claimed (to the extent known), and how the amount is calculated (to the extent known).

7.14

Repayments

If the Seller pays the Buyer an amount for a Buyer Claim and the Buyer or a related body corporate of the Buyer later receives from any person any sum or monies in respect of any matter giving rise to that Buyer Claim or mitigates its loss, the Buyer must  repay to the Seller the lesser of:

(a)

(amount paid by Seller) the amount paid by the Seller for the Buyer Claim; and

(b)

(amount recovered by Buyer) the actual sum received, less all  costs incurred in obtaining the amount and any Tax paid or payable on the sum (other than to the extent that a Tax rebate, Tax credit, or reduction in present or future Tax is received or receivable by the Buyer or by any of its related bodies corporate in respect of the sum).

17.

7.15

Information for insurer of Seller

If at any time the Seller wants to insure against any liability for any Buyer Claim, or for anything which might give rise to a Buyer Claim, the Buyer must provide any information reasonably required by the insurers of the Seller.

7.16

Preservation of records for Buyer Claims

The Buyer must preserve and allow the Seller to inspect and copy, and must ensure that each of its related bodies corporate preserves and allows the Seller to inspect and copy, all physical evidence, documents, records, correspondence, accounts and other information whatever relevant to anything which may give rise to a Buyer Claim, except to the extent that such information is subject to legal professional privilege.  Any information obtained by the Seller under this clause 7.16 is to be kept subject to the obligations of clause 7.16.

7.17

Liability of Seller to Buyer

To the extent that the Buyer's right to make a Buyer Claim is limited or excluded by this clause 7, the Buyer Claim and the Seller's liability is absolutely barred, and the Buyer must not make a Buyer Claim against the Seller.

7.18

Termination by Buyer

If there is any material breach or inaccuracy of any of the Warranties on or before Completion, the Buyer may, without prejudice to any other remedy available to it, immediately terminate this document by notice in writing to the Seller.

8.

WARRANTIES OF THE BUYER

8.1

Buyer's warranties

The Buyer represents and warrants that each of the statements set out in schedule 4 is true and correct in all material respects, both at the date of this document and at the Completion Date (except that a Warranty which refers to only one of those dates is given only as at that date).

8.2

Reliance on Buyer's representations and warranties

The Buyer acknowledges that the Seller has executed this document and agreed to take part in the transactions that this document contemplates in reliance on the representations and warranties in this clause.

18.

9.

NON-COMPETITION

9.1

Non-competition undertaking

Each of the Seller, the directors of the Seller and the shareholders of the Seller must not, and must make sure that any of the Restrained Persons do not, during the Restraint Period within the Restraint Area be involved as a principal, owner, partner, director, shareholder, unitholder, agent, beneficiary or consultant in the Restrained Business.  This does not apply to any employee of the Seller in relation to the Business who becomes employed or engaged directly or indirectly on a consultancy basis by the Buyer pursuant to the provisions of clause 6.1.

9.2

Permitted Involvement

Clause 9.1 does not prevent any Restrained Person:

(a)

from owning or having some other financial interest in aggregate with all other Restrained Persons of up to 10% of the issued capital or units of a company or trust listed on the Australian Stock Exchange; or

(b)

owning of any of the shares in the Buyer or the Holding Company of the Buyer whether pursuant to stock options or otherwise.

9.3

Restraints cumulative

Each of the restraints in clause 9.1 is a separate, severable and independent restraint and:

(a)

Clause 16.4(b) applies to each of those restraints; and

(b)

the invalidity or unenforceability of any of the restraints in clause 9.1 does not affect the validity or enforceability of any of the other restraints in that clause.

9.4

Restraints reasonable

The Seller acknowledges that each of the restraints in clause 9.1 is reasonable in its extent (as to duration, geographical area and restrained conduct) having regarding to the interests of each party to this document and goes no further than is reasonably necessary to protect the Buyer and the goodwill of the Business that the Buyer has agreed to purchase.

9.5

Benefit of the restraint

The restraints in clause 9.1 are for the benefit of the Buyer and its successors and assigns who are the legal owners of the Assets and that the benefit of such restraints may be assigned with the Business and the Assets.

19.

9.6

Remedies

The Seller acknowledges and agrees that if any of the provisions contained in Sections 9.1 or 9.2 are not performed in accordance with the terms set out therein, the Buyer will be entitled to injunctive or other temporary relief to prevent any breach of such provisions and may specifically enforce such provisions in any action instituted in any court having jurisdiction.  These specific remedies are in addition to any other remedy to which the Buyer may be entitled at law or in equity.

10.

CONFIDENTIALITY AND ANNOUNCEMENT

10.1

Obligations of confidentiality

Except as permitted by clause 10.2, the Recipient must not:

(a)

(not disclose) disclose Confidential Information directly or indirectly in any form to anyone else;

(b)

(not use or copy) use or make a copy of any Confidential Information except to:

(i)

(due diligence) acquire or check information in connection with this document and the transactions contemplated by it; or

(ii)

(performance) perform any of its obligations under this document or in relation to any of the transactions contemplated by it.

10.2

Exceptions to obligations of confidentiality

The obligations in clause 10.1 do not apply to a Recipient if:

(a)

(agreement) the Discloser has first agreed in writing to the particular disclosure, use, or copying;

(b)

(person needs to know) the information is disclosed to an officer or employee of the Recipient who needs to know the information concerned to perform his or her duties, or to a professional adviser, banker or financial adviser of the Recipient, or to someone whose consent is required under this document or for a transaction contemplated by it, and that person makes an undertaking to the Discloser (which the Recipient must ensure that person observes):

(i)

(no further disclosure) not to disclose any of the Confidential Information in any form to anyone else; and

(ii)

(limited use) only to use the Confidential Information in a manner consistent with clause 10.1(b) for the purposes of performing his or her duties to the Recipient, or advising the Recipient, or financing the Recipient, or considering whether to give that consent (as the case may be); or

20.

(c)

(required by law) disclosure of any Confidential Information is required to comply with any applicable law or requirement of any Government Agency or regulatory body (including any relevant stock exchange).

10.3

Security of Confidential Information

The Recipient must use reasonable endeavours to:

(a)

(control) keep effective control of Confidential Information;

(b)

(security) ensure that Confidential Information is secure from theft, loss, damage or unauthorised access or alteration; and

(c)

(conduct of others) ensure that persons other than the Recipient do not disclose, use or copy Confidential Information except as permitted by this clause 10.

10.4

Privacy

The Seller and the Buyer must each assist the other to comply with its obligations under the Privacy Act 1988 (Cth) in relation to Confidential Information.

10.5

Survival of obligations

The obligations concerning Confidential Information imposed by this clause survive termination of this document and survive Completion, but if Completion occurs the Buyer may use or disclose Confidential Information as needed for the ordinary conduct of the Business by the Buyer.

10.6

Confidentiality of this document and announcements

(a)

Each party must treat the existence and terms of this document as Confidential Information and no announcement or communication relating to the negotiations of the parties or to the existence, subject matter or terms of this document may be made or authorised by a party unless:

(i)

(agreement) the Seller and the Buyer have first given their written approval;

(ii)

(to certain persons) the disclosure is to the party's employees, consultants, professional advisers, bankers, financial advisers or financiers or to a person whose consent is required under this document or for a transaction contemplated by it and those persons undertake to keep confidential any information so disclosed; or

(iii)

(required by law) the disclosure is made to the extent reasonably needed to comply with any applicable law or requirement of any Government Agency or regulatory body (including any relevant stock exchange).

21.

11.

GST

11.1

Buyer's Warranties in relation to GST

For the purposes of the GST Law, the Buyer warrants to the Seller the following:

(a)

the Buyer is a non-resident of Australia;

(b)

the Buyer has no permanent establishment, branch or other presence in Australia;

(c)

the Buyer conducts no business in Australia;

(d)

the Buyer is acquiring the Business in the course of carrying on its own business;

(e)

the Buyer is not registered nor required to be registered for GST in Australia;

(f)

the Buyer will be using the IP and the rights conveyed to it with the Business under this agreement outside Australia.

11.2

No GST Payable

Based upon the Warranties of the Buyer in clause 11.1, the Seller will not be paying GST on the sale of the Business pursuant to the GST Law upon the basis that the Seller, as supplier under this agreement is exempt from GST under the provisions of subdivision 38E of the A New Tax System (Goods and Services Tax) Act 1999.

11.3

Buyer to pay GST

If the Buyer breaches any of the Warranties contained in clause 11.1, the Buyer, within 14 days of notification of that fact by the Seller to the Buyer, must pay, by way of additional consideration, an amount equal to 10% of the entire Purchase Price under this agreement as assessed by the Commissioner of Taxation to the Seller.

11.4

Challenging any adverse GST assessment

The Buyer may, if it objects to any determination by the Commissioner of Taxation that GST is payable in relation to the transaction contemplated by this agreement, object to such assessment.  The Seller shall lodge an objection to any adverse GST assessment as directed by the Buyer provided that the Buyer pays all of the costs and expenses (including legal costs on an indemnity basis) in relation to any objection to any adverse GST assessment and any subsequent tribunal or court proceedings in relation to a subsequent disallowance of that objection by the Commissioner of Taxation.

22.

12.

COSTS AND STAMP DUTY

12.1

Costs generally

Subject to clauses 12.2 and 11 each party must pay its own expenses incurred in negotiating, preparing, executing, completing and carrying into effect this document.

12.2

Stamp duty

The Buyer is solely responsible for, and must indemnify the Seller against:

(a)

any duty that is payable on or in relation to:

(i)

this document;

(ii)

the sale, purchase, assignment or transfer of any property under this document; and

(iii)

any instrument or transaction that this document contemplates.

12.3

Costs of consents

The Seller is solely responsible for, and must indemnify the Buyer against any costs incurred by the parties in obtaining the consents of any counterparties for the assignment of any Contract under this document (including any costs that the counterparties may require to be paid to them to provide their consent).

13.

NOT USED

14.

NOTICES

14.1

How to give a notice

A notice, consent or other communication under this document is only effective if it is:

(a)

(writing) in writing, signed by or on behalf of the person giving it;

(b)

(addressed) addressed to the person to whom it is to be given; and

(c)

(sent) given as follows:

(i)

(mail) delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person's address; or

(ii)

(fax) sent by fax to that person's fax number and the machine from which it is sent produces a report that states that it was sent in full; or

(iii)

(email) sent by email to the email address of that person as shown in clause 14.3.

23.

14.2

When a notice is given

A notice, consent or other communication that complies with this clause is regarded as given and received:

(a)

(fax delivery) if it is delivered or sent by fax:

(i)

by 5.00 pm (local time in the place of receipt) on a Business Day - on that day; or

(ii)

after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day - on the next Business Day;

(b)

(mail delivery) if it is sent by mail:

(i)

within Australia – 3 Business Days after posting; or

(ii)

to or from a place outside Australia – 7 Business Days after posting; and

(c)

(email) if it is sent by email:

When it appears in the sender's sent mail.

14.3

Address for notices

A person's address and fax number are those set out below, or as the person notifies the sender:

Seller

Address:

C/- Walker Vidler & Co., Level 6, 491 Kent Street, Sydney, New South Wales, Australia

Fax number:

+61 2 9411 7366
Email address:

abbotly@bigpond.net.au

Attention:

Suellen McAlpin

Buyer

Address:

Smartcool International Inc.

c/o Bayshore Bank & Trust (Barbados) Corporation, Lauriston House, Lower Collymore Rock Drive P.O. Box 1132, Bridgetown, Barbados

With a copy to:

Address:

Suite 1280
333 Seymour Street

Vancouver, British Colombia, Canada

Fax number:

0011 1 604 602 0674
Email address:

georgeb@smartcool.ca

Attention:

George Burnes

24.

15.

AMENDMENT AND ASSIGNMENT

15.1

Amendment

This document can only be amended, supplemented, replaced or novated by another document signed by the parties.

15.2

Assignment

A party may only dispose of, declare a trust over or otherwise create an interest in its rights under this document with the consent of each other party.

16.

GENERAL

16.1

Governing law

(a)

(law) This document is governed by the law in force in New South Wales.

(b)

(jurisdiction) Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales, and any court that may hear appeals from any of those courts, for any proceedings in connection with this document, and waives any right it might have to claim that those courts are an inconvenient forum.

16.2

Giving effect to this document

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this document.

16.3

Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)

(conduct) no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)

(one occasion) a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)

(further exercise) the exercise of a right does not prevent any further exercise of that right or of any other right.

16.4

Operation of this document

(a)

(entire agreement) This document contains the entire agreement between the parties about its subject matter.  Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this document and has no further effect.

25.

(b)

(severance) Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

(c)

(indemnities) Each indemnity in this document survives the expiry or termination of this document.

16.5

GST on claims and expenses

(a)

(GST on Claim payments) If a party provides a payment for or any satisfaction of a Claim or a right to Claim under or in connection with this document (for example, for misleading or deceptive conduct or for misrepresentation or for a breach of any Warranty or warranty of the Buyer or for indemnity or for reimbursement of any expense) that gives rise to a liability for GST, the provider must pay, and indemnify the satisfied claimant on demand against, the amount of that GST.

(b)

(costs plus GST) If a party has a Claim under or in connection with this document for a cost on which that party must pay an amount for GST, the claim is for the cost plus the amount for GST (except any amount for GST for which that party is entitled to an input tax credit).

(c)

(revenue Claims) If a party has a Claim under or in connection with this document whose amount depends on actual or estimated revenue or which is for a loss of revenue, revenue must be calculated without including any amount received or receivable as reimbursement for GST (whether that amount is separate or included as part of a larger amount).

(d)

the provisions of clause 11 shall apply to any claims for GST under this clause 16.5.

16.6

No merger

Subject to clause7.13, the Warranties do not merge on completion of the transactions contemplated under this document.

16.7

Counterparts

This document may be executed in counterparts.

16.8

Attorneys

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

26.

Schedule 1

(Clause 1.1 – Purchase Price)

PURCHASE PRICE ALLOCATION

Asset	Price
Goodwill and IP	$3,000,000
Licence Agreements	$nil
Inventory and Spares	All existing equipment at time of sale in accordance with price list to be provided by the Seller to the Buyer prior to Completion.

27

SCHEDULE 1

(Clauses 4.2 and 7.2)

SELLER'S DISCLOSURES

Each disclosure is made in respect of any relevant Warranty even if the disclosure expressly refers to a particular Warranty.

1.

(information provided) The Seller is taken to have disclosed to the Buyer all information in or referred to in the following written material (including financial statements) concerning any Asset or the Business provided by the Seller or by any officer, employee, agent or adviser of the Seller to the Buyer or to any officer, employee, agent or adviser of the Buyer before the date of this document:

(a)

each Licence Agreement;

(b)

terms of engagement with Tiller & Tiller Pty Limited dated 11 March 2005; and

(c)

manufacturing and supply agreement with Make It Manufacturing Pty Limited dated 26 November 2003.

2.

(public registers) The Seller is taken to have disclosed to the Buyer any information available at the time of signing this document to the public generally, or available to the Buyer, on enquiry of any Government Agency, for example, the Australian Securities and Investments Commission, IP Australia, the Land Titles Office, or any court registry.

3.

(physical inspection) The Seller is taken to have disclosed to the Buyer anything which would be revealed by or apparent from inspection of the Inventory and Spares at the time of signing this document, which specifically excludes any latent defects in the Inventory and Spares arising after Completion.

4.

All and any information supplied by the Seller to the Buyer pursuant to the due diligence conducted by the Buyer under the MOU.

28

SCHEDULE 3

(Clause1.1 – Warranty and Clause 7)

SELLER'S REPRESENTATIONS AND WARRANTIES

1.

The Seller

1.1

(status) The Seller is a company limited by shares under the Corporations Act.

1.2

(registration):  The Seller is established with limited liability, registered (or taken to be registered) and validly existing under the laws of its place of incorporation.

1.3

(power) The Seller has full legal capacity and power to:

(a)

own its property including without limitation the Assets and to carry on its business; and

(b)

enter into this document, carry out the transactions contemplated herein, duly observe and perform all its obligations herein, and to complete the sale and purchase of the Business and the Assets.

1.4

(corporate authority) The Seller has taken all corporate action that is necessary or desirable to authorise its entry into this document, carry out the transactions contemplated herein, duly observe and perform all its obligations herein, and all documents required to be executed and delivered by the Seller pursuant to this Agreement and its completing the sale and purchase of the Business and the Assets.

1.5

(Authorisations) The Seller holds each Authorisation that is necessary or desirable to:

(a)

enable it to properly execute and deliver this document and all documents required to be executed and delivered by the Seller pursuant to this Agreement and to complete the sale and purchase of the Business and the Assets; or

(b)

ensure that this document is legal, valid, binding and admissible in evidence,

and it is complying with any conditions to which any of these Authorisations is subject.

1.6

(document effective) This document constitutes its legal, valid and binding obligations, enforceable against the Seller in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration.

1.7

(no contravention) Neither execution of this document by the Seller nor the completion by it of the transactions and obligations contemplated therein including without limitation the sale and purchase of the Business and the Assets, does or will:

(a)

contravene any law to which it or any of its property including without limitation the Assets is subject or any order of any Government Agency that is binding on it or any of its property;

29

SCHEDULE 3 – SELLER'S WARRANTIES

(b)

contravene any Authorisation;

(c)

contravene any undertaking, contract or instrument binding on the Seller including without limitation any Contract;

(d)

contravene any fiduciary obligation of the Seller;

(e)

contravene the Seller's constitution;

(f)

give any Person the right to terminate or cancel any contractual or other right of the Seller or to remove any of the Assets;

(g)

result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Assets or in a breach of or a default under any agreement giving a third party security against any of the Assets or in the crystallization of any floating charge on any of the Assets;  or

(h)

result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable.

1.8

 (no trust) The Seller is not entering into this document as trustee of any trust or settlement.

1.9

(no receiver) No receiver has been appointed over any part of the assets of the Seller and, to the knowledge of the Seller, no such appointment has been threatened.

1.10

(no winding up proceedings) No proceedings have been brought or, to the knowledge of the Seller, threatened or procedure commenced for the purpose of winding up the Seller or placing the Seller under administration.

1.11

(no Insolvency Event) The Seller is not affected by an Insolvency Event.

1.12

(not voidable in insolvency) Neither execution of this document nor Completion nor any other transaction which this document contemplates will be or become a transaction which is voidable under part 5.7B of the Corporations Act.

1.13

(not unenforceable) To the knowledge of the Seller, there is no circumstance which could make this document or any transaction contemplated by it void, voidable or unenforceable under any applicable law about insolvency.

1.14

 (no litigation affecting Seller) No litigation, arbitration, mediation, conciliation or administrative proceeding is taking place, pending, or, to the knowledge of the Seller, threatened, whose outcome is likely to have a material adverse effect on the ability of the Seller to perform its obligations to complete the sale and purchase of the Business and the Assets or have a material adverse affect on the Business and any of the Assets.

30.

SCHEDULE 3 – SELLER'S WARRANTIES

1.15

(adverse proceedings)  Schedule 2 contains a complete and accurate listing and description of all current, pending and, to the knowledge of the Seller, threatened, actions, claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions and investigations, or other proceedings, of, by, against, or relating to, the Seller, any of the Assets or the Business.

1.16

(no seizure)  There is no appropriation, expropriation or seizure of any of the Assets that is pending or, to the knowledge of the Seller, that has been threatened.

2.

Title

2.1

As at the date of this document and as at Completion:

(a)

(no Encumbrance) the Seller has good and marketable title to and is the sole and exclusive legal and beneficial owner of the Business and all the Assets free from any Encumbrance (including, as at Completion, any Encumbrance disclosed in , except to the extent that  states that an Asset is acquired subject to a specified Encumbrance);

(b)

(no Claim) no person has made a Claim to be entitled to an Encumbrance over any Asset;

(c)

(no restrictive notice) there is no outstanding notice prohibiting or restricting the conduct of the Business in any way. To the knowledge of the Seller, after due investigation and enquiry, there is no proposal to issue such a notice.

(d)

(state of tangible personal property)  all tangible personal property included in the Assets has been properly maintained, is in good working order (where applicable) and repair, contains no defects known to the  Seller which could adversely affect the operation of the Business to any material degree and is in the possession of the Seller.

(e)

(No Rights to Assets)  There is no agreement, contract, option, commitment or other right in favour of, or held by, any person other than the Buyer to acquire any of the Assets, other than inventory purchase orders accepted by the Seller in the ordinary course of the Business and consistent with past practice, or to possess any of the Assets.

(f)

(All Assets Used in Business)  Except for the Excluded Assets, the Assets constitute all of the rights, assets and properties that are usually and ordinarily used in connection with the Business, and include all rights, assets and properties the use and exercise of which are necessary for the performance of any Contract, and of any other contract, agreement or obligation to be assumed by the Buyer pursuant to this Agreement and for the conduct of the Business as now conducted.

31.

SCHEDULE 3 – SELLER'S WARRANTIES

(g)

(Inventory and Spares)  None of the Inventory and Spares is obsolete or unsaleable in the ordinary course of the Business and all the Inventory and Spares is new, unused and in good condition for sale unless otherwise indicated as “used” in Schedule 8 – Inventory and Spares list.

3.

Contracts and sales figures

3.1

(all material Contracts disclosed) The Seller has disclosed to the Buyer all Contracts which are material to the Business and Assets, and their material terms.  For the purposes of this Agreement, a Contract is material if:

(a)

performance of any right or obligation by any party to it may occur over a period of time greater than one year (other than one with a customer in the ordinary course of business);

(b)

an expenditure, receipt, or transfer or other disposition of property with a value of greater than $10,000 may arise under it (other than one with a customer in the ordinary course of business); and

(c)

it has not been entered into in the ordinary course of business.

3.2

(Contracts) The copies of the Contracts disclosed to the Buyer prior to the date of this document are true and complete.

3.3

(Contracts) Each Contract  is a legal, valid and binding obligation, enforceable in accordance with its terms.

3.4

(Good Standing):  The Seller is not in breach or default of any of the terms of any of the Contracts and the Seller is not aware of any breach or default of any term of any of the Contracts by any other party thereto except for breaches  by ECS Lighting Controls (Thailand) Co Limited, TECC Services Limited and Abbotly Technologies Inc. under the Licence Agreements described under parts (a), (b) and (c), respectively, in Schedule 5, which have been fully disclosed, to the knowledge of the Seller, by the Seller to the Buyer.  To the knowledge of the Seller, each Contract is in good standing and in full force and effect and none of the Contracts, except as specifically disclosed to the Buyer by providing copies of such amendments to the Buyer, has been amended.  No state of facts exists, which, after notice or lapse of time or both, would constitute a default or breach by the Seller under any of the Contracts.  The Seller has not received any notice of any default, breach or termination of any of the Contracts or of any fact or circumstance which will, or is likely to, result in such a default, breach or termination.

3.5

(stamping) As at Completion, to the extent that any Contract attracts stamp duty, the Contracts have been properly stamped.

32.

SCHEDULE 3 – SELLER'S WARRANTIES

3.6

(Contracts Assignable)  All of the Contracts are freely assignable to the Buyer without any requirement of consent from any persons, except as disclosed in Schedule 2.

3.7

(sales figures) The information regarding the sales figures for the Products as disclosed to the Buyer prior to the date of this document is true and complete in all material respects.

3.8

(audited financial statements)  The Audited Financial Statements for the period ending on June 30, 2005 present fairly and correctly in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Seller and its expenses and revenues and the results of its operations and the changes in its financial position , in accordance with generally accepted accounting principles in Australia applied on a consistent basis.

3.9

(No Material Change):  Since the date of the Audited Financial Statements:

(i)

there has been no material damage, destruction, loss or other event, from any cause whatsoever, whether or not covered by insurance, of, to or affecting any of the Assets or any material adverse change in the condition of any of the Assets or in the organization, operations, affairs, business, properties, prospects or financial condition or position of the Business, including, without limitation, changes arising as a result of any legislative or regulatory change, or revocation of any of the Authorisations or of any right of the Seller to carry on business;

(ii)

there has been no event, condition or development, or threatened or probable event, condition or development of which the Seller is aware, which has materially and adversely affected, or will materially and adversely affect, the Assets or the Business;.

(iii)

the Business has been carried on in the ordinary course;

(iv)

to the knowledge of the directors of the Seller no event has occurred which will lead to a material and adverse reduction in the value of the goodwill of the Business;

(v)

there has been no termination or cancellation of, material change in, or material alteration of, any of the Seller’s relationships with any of its distributors, resellers manufacturers or customers; and

(vi)

the Seller has not, directly or indirectly:

(A)

incurred any liability or obligation (absolute or contingent) except for current liabilities incurred in the ordinary course of business, all of which as to their nature and amount are consistent with the Business as carried on as at June 30, 2005;

(B)

sold, transferred, assigned, leased or otherwise disposed of any Assets or cancelled or released any debts or claims, except, in each case, in the ordinary course of business;

33.

SCHEDULE 3 – SELLER'S WARRANTIES

(C)

waived or cancelled any rights of substantial value;

(D)

entered into any transaction, contract or agreement, or modification or cancellation of any contract or agreement, other than in the ordinary course of business and except as disclosed to the Buyer in writing;

(E)

directly or indirectly, engaged in or entered into any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment to make any expenditure which might materially and adversely affect any of the Assets or the organization, operations, affairs, business, properties, prospects or financial condition or position of the Business;

(F)

failed to replenish its inventories and supplies in the ordinary course of business; or

(G)

agreed to do any of the foregoing.

4.

IP

4.1

(schedule of IP)  The IP identified in Schedule  6 is a complete list of all of the IP owned by or licensed to the Seller and used by the Seller in the conduct of the Business anywhere in the world.

4.2

(no third party rights in IP) To the knowledge of the Seller, except for the Seller, there is no person (such as a user or licensee) with rights with respect to any of the IP.

4.3

(no challenge to IP) No challenge, claim or litigation (including without limitation a challenge, claim or litigation contesting the validity, ownership,  registration or right to use, sell, license or dispose of any of the IP) has been made or, to the knowledge of the Seller, threatened in respect of any of the IP nor to the knowledge of the Seller is there any basis for such claim, nor has the Seller received any notice asserting that any IP right of the Seller or the proposed use, sale, license or disposition thereof by the Seller conflicts or will conflict with the rights of any party, nor is there any basis for such assertion.

4.4

(no infringement of IP) To the knowledge of the Seller, in the 2 years before the date of this document, no third party has materially infringed any right in the IP.

4.5

(Business conduct does not infringe) To the knowledge of the Seller, the Seller does not infringe any right in or wrongfully use any intellectual property right, domestic or foreign, of any persons, in the conduct of the Business.

4.6

the Seller has the right to use, sell, license, sub-license and prepare derivative works for, and to dispose of, and to bring actions for the infringement or misappropriation of, the IP and the Seller has not conveyed, assigned or encumbered any of the IP rights;

34.

SCHEDULE 3 – SELLER'S WARRANTIES

4.7

the Seller has used its best efforts to ensure that all technical information and IP developed by or on behalf of, and belonging to, the Seller for which a copyright has not been registered nor patent protection sought, has been kept confidential;

4.8

there are no royalties, honoraria, fees or other payments payable by the Seller to any person by reason of the ownership, use, license, sale or disposition of any of the IP;

4.9

all employees of, independent contractors and consultants to, the Seller have entered into proprietary rights or similar agreements with the Seller pursuant to which the employee or consultant assigns to the Seller all property of the type referred to in the definition of IP, technical information and other information developed and/or worked on by the employee or consultant while employed by the Seller;

4.10

the Seller has made best efforts to ensure that all persons having access to or knowledge of the IP that is of a confidential nature and that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of the Business have entered into appropriate non-disclosure agreements with the Seller;

4.11

(Moral rights waiver): The author(s) of all copyright works assigned under this Agreement as set out in Schedule 6 (the “Works”) have provided written consents or waivers to the fullest extent possible sufficient to enable the Buyer and any subsequent owner or licensee of copyright in the Works to do any acts or omissions which, but for the consent or waiver, may infringe any moral rights of such authors in the Works.

4.12

(No Intellectual Property rights not to pass to Buyer): There are no intellectual property rights, benefits or arrangements used in or relating to the Business which will not effectively pass to the Buyer under this Agreement.

4.13

(Registered Intellectual Property validly registered): Where registrable, the IP is now and shall at the Completion Date be validly registered and subsisting in the name of the Seller free of any Encumbrances.

4.14

(No dealings permitting use of Intellectual Property): The Seller has not dealt with, authorised or permitted, and shall not prior to the Completion Date, deal with, authorise or permit, any person to use any of the IP, and the Seller has no knowledge of the infringing use of any IP by any other person.

4.15

(No similar business or trade names or marks): The Seller has no knowledge that and has not received any notice of any claims to the effect that any business or trade name or trade mark used or owned by the Seller and used in the Business is the same as, or is confusingly or deceptively similar to, the name of any other company or any business or trade name or trade mark owned or used by any other person.

35.

SCHEDULE 3 – SELLER'S WARRANTIES

4.16

(No dependence on licensed business or trade names or marks): In carrying on the Business, the Seller is not dependant upon or using any trade marks, trade names or business names in respect of which any registration in the name of or licence from another party exists or has been applied for.

5.

Compliance with law and absence of litigation

5.1

As at the date of this document and as at Completion:

(a)

(no Claims) to the knowledge of the Seller, there is (except for recovery of unpaid Trade Debtors) no material Claim in respect of or relating to the Business or any Asset which may give rise to litigation and without limiting the generality of the foregoing, there is no Claim relating to product liability or warranties of the Products;

(b)

(Compliance with Laws)  The Seller is operating and using the Assets, and is conducting the Business, in compliance with all applicable laws, statutes, bylaws, decrees, rulings, orders, judgments and regulations of each jurisdiction in which the Assets are located or in which it conducts the Business.

(c)

(Jurisdictions in which Business is Carried On)  The Seller does not carry on the Business or own or lease any of the Assets in any jurisdiction other than Australia where the nature or conduct of its business carried on in, or the nature of those of the Assets situate in, such jurisdiction would require registration, qualification or licensing of the Seller in such jurisdiction.

(d)

(no litigation) to the knowledge of the Seller, there is no material legal proceeding of any kind to which the Seller is party pending or threatened against the Seller in respect of the Business or any Asset; and

(e)

(no judgment or settlement unsatisfied) there is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator, or unsatisfied settlement of proceedings in any court, tribunal or arbitration, against the Seller or any Asset.

6.

Delegations and offers

6.1

(powers of attorney, etc) There is no authority (such as a power of attorney) given by the Seller which could authorise any person to deal with the Business or any Asset.

36.

SCHEDULE 3 – SELLER'S WARRANTIES

7.

Other Matters

7.1

(Employees)  There are no existing employees of the Seller other than Suellen McAlpin and Janet Murphy and except as disclosed to the Buyer under Schedule 2, the Seller is not a party to any oral or written consulting contract, employment agreement, management contract, labour services contract or similar agreement or arrangement for the services of one or more particular individuals to the Seller and Suellen McAlpin is not employed on other than an indefinite hiring basis terminable on reasonable notice according to law without further liability to the Seller, and the Seller has not made any commitment or agreement with respect to the period of notice, the payment of money or otherwise with respect to the termination of employment of Suellen McAlpin.

7.2

(Guarantees/Indemnities)  The Seller has not guaranteed or indemnified, or agreed to guarantee or indemnify, or agreed to any other like commitment, in respect of any debt, liability or other obligation of any licensee, distributor or supplier of the Seller.

7.3

(Books and Records)  The Books and Records fairly and correctly set out and disclose in all material respects the financial position and condition, and all revenues, expenses and results of operations, of the Seller and all material financial transactions of the Seller relating to any of the Assets or the Business have been accurately recorded in the Books and Records, all of which are under the exclusive ownership and direct control of the Seller (including all means of access thereto and therefrom).

37.

SCHEDULE 4

(Clause 8.1)

BUYER'S REPRESENTATIONS AND WARRANTIES

1.

(status) The Buyer is a company incorporated under the laws of Barbados

2.

(power) The Buyer has full legal capacity and power to:

(a)

own its property and to carry on its business; and

(b)

enter into this document and to carry out the transactions that this document contemplates.

3.

(corporate authority) The Buyer has taken all corporate action that is necessary or desirable to authorise its entry into this document and its carrying out the transactions that this document contemplates.

4.

(Authorisations) The Buyer holds each Authorisation that is necessary or desirable to:

(a)

enable it to properly execute this document and to carry out the transactions that this document contemplates; or

(b)

ensure that this document is legal, valid, binding and admissible in evidence,

and it is complying with any conditions to which any of these Authorisations is subject.

5.

(document effective) This document constitutes its legal, valid and binding obligations, enforceable against the Buyer in accordance with its terms enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court, subject to any necessary stamping or registration.

6.

(no contravention) To the knowledge of the Buyer, neither execution of this document by the Buyer nor the carrying out by it of the transactions that this document contemplates, does or will:

(a)

contravene any law to which it or any of its property is subject or any order of any Government Agency that is binding on it or any of its property;

(b)

contravene any Authorisation;

(c)

contravene any undertaking or instrument binding on the Buyer or any of its property;

(d)

contravene any fiduciary obligation of the Buyer; or

(e)

contravene the Buyer's constitution.

38

SCHEDULE 4 – BUYER'S REPRESENTATIONS AND WARRANTIES

7.

(no trust) The Buyer is not entering into this document as trustee of any trust or settlement.

8.

(no receiver) No receiver   has been appointed over any part of its assets and no such appointment has been threatened.

9.

(no winding up proceedings) No proceedings have been brought or, to the knowledge of the Buyer, threatened or procedure commenced for the purpose of winding up the Buyer or placing it under administration.

11.

(not unenforceable) To the knowledge of the Buyer, there is no circumstance which could make this document or any transaction contemplated by it void, voidable or unenforceable under any applicable law about insolvency.

12.

(no litigation affecting Buyer) No litigation, arbitration, mediation, conciliation or administrative proceeding is taking place, pending, or, to the knowledge of the Buyer, threatened, whose outcome is likely to have a material adverse effect on the ability of the Buyer to perform its obligations to complete the sale and purchase of the Business and the Assets.

39.

SCHEDULE 5

(Clause 1.1 – Licence Agreements)

LICENCE AGREEMENTS AND OTHER CONTRACTS

(a)

Licence Agreement dated 30 September 2002 with TECC Services Limited in relation to the UK together with letters varying that agreement dated 12 May 2003, 15 May 2003, 19 October 2004 and 26 November 2004.

(b)

Licence Agreement dated 23 July 2003 with Abbotly Technologies Inc (assigned to SmartCool Systems USA, Inc. on March 21, 2006) in relation to the USA together with Amendment No. 1 dated 11 February 2004 and Amendment #2 dated March 11, 2006.

(c)

Licence Agreement dated 18 September 2004 with ECS Lighting Controls (Thailand) Co Limited in relation to Thailand.

(d)

Licence Agreement dated August 1, 2005 with Kim Rogerson as trustee for the "Rogerson Family Trust" and Tim Broadbent as trustee for "The Tim Broadbent Family Trust" with the authority of the Seller to trade as Abbotly Australia Distribution in relation to exclusive sales and distribution rights for all of Australia.

(e)

Terms of engagement with Tiller & Tiller Pty Limited dated 11 March 2005.

(f)

Manufacturing and supply agreement with Make It Manufacturing Pty Limited dated 26 November 2003.

(g)

Confidentiality Undertaking between Abbotly Technologies Pty Limited and Tiller & Tiller Pty Limited dated 12 February 2003.

(h)

Confidentiality Undertaking between Abbotly Technologies Pty Limited and Make It Manufacturing Pty Limited dated 12 February 2003.

40

SCHEDULE 6

(Clause 1.1 – IP)

INTELLECTUAL PROPERTY

(a)

All designs and drawings in relation to the Products and Computer Software.

(b)

All existing source code, manuals, documentation, for the Products and Computer Software.

(c)

All rights in and to any and all Trade Marks, trade names, symbols, logos, business names, whether registered or unregistered, used in connection with the Business and the Products, including without limitation, "Abbotly", "Energy Saving Module", "ESM 4000".

(d)

Any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, by the Seller or its licensees, manufacturers, distributors, developers and product designers (including without limitation Tiller & Tiller Pty Limited, Make It Manufacturing Pty Limited, Dayang Electronic Manufacturing Pty Ltd. And Knightware Enterprises Pty Ltd.) relating to, and including, the technology and products described in Schedule "10" including, without limitation all related trade secrets, research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise.  Without limiting the generality of the foregoing, this includes any and all proprietary rights of the Seller in the Computer Software.   The Computer Software specifically includes the following:

The ESM System 4000 operates primarily two sub programs to achieve a reduction in compressor operation without affecting the cooling capacity of the refrigeration and/or air conditioning system.  The programs have the acronyms LACRA and PDA.

LACRA is Load Adaptive Cycle Rate Adjustment.  The number and frequency of the total compressor stops and starts over the whole control differential is monitored and stored by this program.  The start or stop action is logged by the LNC and referenced to a particular temperature point.

PDA is Proportional Differential Adjustment.  Using PDA, the ESM is able to predict how long the compressor will run, predict how long the compressor will be off and adjust the cut in, cut out and control differential points. Using the information gathered by the LACRA program together with data from the analogue and digital optimisation inputs, enables the LNC to calculate a more effective control differential that will reduce compressor operation and maintain the controlled variable within the required range.

41

SCHEDULE 7

Intentionally Deleted.

42

SCHEDULE 8

(Clause 1.1)

INVENTORY AND SPARES

INVENTORY AND SPARES

INVENTORY AT DATE HEREOF	INVENTORY AT DATE OF COMPLETION
	Number of Items	Unit Cost	Total Cost
LNC3's	49	$464.00	$22,736.00
SIM's	29	$175.00	$5,075.00
240/24 VAC Transformers	To be advised	To be advised	To be advised
PT100 Temperature sensors	39	$110.00	$4,290.00
Single Channel Controllers (SCC)	14	$464.00	$6,496.00
DC Modules	6	$149.00	$894.00
SIM 4’s	5	$285.00	$1,425.00
SIM 8’s	6	$474.00	$2,844.00
Pressure Transducers	11	$190.00	$2,090.00
LNC3 Loaders	3	$464.00	$1,392.00

TOTAL VALUE OF INVENTORY & SPARES			$47,242.00

Note:  Quantities of each inventory at the date hereof are approximate only.  They will need to be quantified not less than two (2) business days before the Completion Date.  An accurate Inventory will be provided to the Buyer not less than two (2) business days before the Completion Date.

43

SCHEDULE 9

(Clause 1.1)

DESCRIPTION OF BUSINESS

Abbotly Technologies Pty Limited (Abbotly) is a privately owned Australian corporation having been incorporated in 1980 and has traded continuously since that date.

Abbotly specialises in the development, manufacture, distribution and sale of a micro-computer device designed to reduce the electricity consumption of air conditioning and refrigeration compressors.  The micro-computer devises are called Energy Saving Modules.  The latest products in the range are marketed under the name of the Energy Saving Module System 4000.

The Energy Saving Modules achieve the reduction in electricity consumption by operating specifically designed copyrighted software owned by Abbotly.

Sales in Australia are achieved by retailing to major corporate clients and wholesaling through accredited re-sellers.  International sales are through licensed distributors who are granted exclusive territories.  At this time Abbotly has licensed distributors in Australia, Thailand, UK, Canada and USA.

44

SCHEDULE 10

(Clause 1.1)

DESCRIPTION OF THE PRODUCT

Energy Saving Module System 4000

The System 4000 range of Energy Saving Modules consists of a modular range of components which form a local system consisting of a "Network Controller" (LNC3) and up to four "System Interface Modules" (SIM), each module being DIN rail mounted.

The Network Controller contains the Central Processor Unit that provides control for a maximum of eight channels through four System Interface Modules.

The Network Controller controls the switching and communication functions of the local network.  The local network will always consist of one Network Controller and at least one "System Interface Module."  The key pad on the Network Controller enables configuration of the local network, access to data and bypass selection.

The SIM is connected in series with the air conditioning or refrigeration control circuit to directly control the compressor operation.  Each "System Interface Module (SIM)" has two electrically separate, independent channels with normally open and normally closed switching.

45

EXECUTED as an agreement.

EXECUTED by ABBOTLY TECHNOLOGIES PTY LIMITED:
Signature of sole director and secretary

Name

EXECUTED by SMARTCOOL INTERNATIONAL INC.:

Director	Director

Name	Name

46.